Contact:
Richard Sawchak
Paradigm Solutions Corporation
Tel: (240) 283-3404

For Immediate Release

Paradigm Holdings Provides Business Update and
Reports Financial Results for the Fourth Quarter of 2008

Rockville, Maryland – March 31, 2009 – Paradigm Holdings, Inc. (OTCBB: PDHO) (“Paradigm” or the “Company”), a provider of comprehensive information technology and business solutions for federal government enterprises, today provided an update for the fourth quarter ended December 31, 2008.

Fourth Quarter 2008 Highlights:

➢	Revenue of $8.2 million for the quarter ended December 31, 2008
➢	Gross profit of $1.9 million with gross margin expansion of 762 basis points to 23%
➢	EBITDA of $0.5 million
➢	Net loss of $0.01 per share

Peter B. LaMontagne, Paradigm President and CEO, commented, “We have been successful in our ongoing initiative to move away from small business set-aside contracts, in favor of higher-margin national and homeland security contracts.”

Mr. LaMontagne continued, “Our focus on margin improvement in 2008 also resulted in sequential increases in Paradigm’s gross margin percentages in each of the past three quarters.  The 762 basis point improvement in gross margin for the fourth quarter of 2008, versus the same period last year, was achieved through the elimination of non-core business and lower margin contracts combined with our expanding focus on the national security sector.  While this process of focusing on core growth markets resulted in a revenue decline in recent quarters, we are entering 2009 in a strong position to attempt to win new, higher margin business, and increase profitability.”

Mr. LaMontagne concluded, “Paradigm remains focused on the core service areas where we see the most promising growth prospects across all of our customers: cyber forensics, information assurance and continuity of operations consulting.  In 2008, we expanded in all three of these solution areas.  In December 2008, we were selected as a sub-contractor for the Drug Enforcement Administration (DEA) to help combat the war on drugs through our technical and administrative support to SAVA, the prime contractor for these projects.  More recently, Paradigm expanded its presence at the State Department on key information technology and information assurance programs as well as adding work involving infrastructure protection for the Washington Metropolitan Area Transit Authority.  Despite the economic challenges the US faces, we believe that the need for cyber security and infrastructure protection support services remains strong.”

Richard Sawchak, Chief Financial Officer, stated, “Revenue for the fourth quarter was $8.2 million compared to $13.3 million in the prior year.  The decrease was due to the deliberate shift in our revenue mix towards higher margin services, as evidenced by a 762 basis point increase in our gross margin.  Earlier this quarter, we secured $6.2 million through a private placement of preferred stock and warrants.  This infusion of cash will be used to pay down debt and for general working capital purposes.  With an enhanced balance sheet and a strong foothold within the national and homeland security sectors, we look forward to an active and successful year for the Company.”

The Company’s EBITDA was $0.5 million during the quarter ended December 31, 2008, as compared to approximately $0.5 million for the same period of 2007. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization, stock compensation and restructuring expense which includes the basket allowed under our senior credit facility and other actual restructuring costs. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA, a non-GAAP measure, to net loss for the three and twelve months ended December 31, 2008 and 2007.

	Quarter Ended Dec. 31		Twelve Months Ended Dec. 31
(In thousands)	2008	2007	2008	2007
Net Loss	$(150)	$(49)	$(777)	$(834)

Adjustments:
Income Tax (Benefit) Expense	(87)	33	(342)	(245)
Interest Expense, Net	308	220	1,042	1,184
Depreciation & Amortization	120	173	588	530
Stock Compensation	202	140	622	452
Severance & Restructure	104	--	603	359

EBITDA	$497	$517	$1,736	$1,446

Revenue for the fourth quarter of 2008 was $8.2 million, compared to $13.3 million for the fourth quarter of 2007. The decline in revenue for the three months is attributable to a decrease in federal repair and maintenance services and the completion of certain small business set-aside programs in the second quarter of 2008, which was partially off-set by an increase in the higher margin federal service business.  Net loss for the fourth quarter of 2008 was $149,763 or $0.01 per share versus a net loss of $48,708 or $0.00 per share in the fourth quarter of 2007.

The Company had approximately $5.9 million outstanding on its line of credit with Silicon Valley Bank as of December 31, 2008. The Company had an accumulated deficit of approximately $2.3 million and working capital deficit of $4.5 million as of December 31, 2008.

Subsequent to the end of the fourth quarter of 2008, Paradigm completed a $6.2 million private placement of preferred stock and warrants.  The private placement consisted of 6,206 shares of Series A-1 Senior Preferred Stock, Class A Warrants to purchase up to an aggregate of approximately 79.6 million shares of common stock with an exercise price equal to $0.0780 per share, and Class B Warrants to purchase up to an aggregate of approximately 69.1 million shares of common stock at an exercise price of $0.0858 per share to a group of investors led by Hale Capital Partners LP.  Among the use of proceeds, $2.1 million was used to pay off the promissory note issued in connection with the Company’s acquisition of Trinity IMS, Inc., the Company paid fees and transaction costs of approximately $0.7 million and the remaining $3.4 million will be used to pay down debt and for general working capital purposes.

For additional details, please refer to the Company’s annual report on Form 10-K as filed with the SEC.

About Paradigm Holdings, Inc.

Paradigm Holdings, Inc., (www.paradigmsolutions.com) is a provider of information technology (IT) and business solutions for U.S. Federal Government enterprises. Paradigm specializes in comprehensive information assurance solutions involving cyber security and forensics as well as continuity of operations and disaster recovery planning.  The Company also provides systems engineering and IT infrastructure support solutions.  Headquartered in Rockville, Maryland, the Company currently employs approximately 200 people.

Safe Harbor Statement

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. Paradigm assumes no obligation to update the information contained in this press release. Future results for Paradigm may be affected by its ability to continue to implement its government technology solutions, its dependence on the federal government and state and local governments and other federal government contractors as its major customers, timely passage of components of the federal budget, timely obligations of funding by the federal and state governments, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, including seasonal impacts, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire. For further information about forward-looking statements and other Paradigm specific risks and uncertainties please refer to recent SEC filings for Paradigm, which are available at www.sec.gov.

The securities sold in the private placement have not yet been registered under the Securities Act, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

(tables follow)

PARADIGM HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	12/31/2008	12/31/2007
ASSETS
Current assets
Cash and cash equivalents	$52,257	$7,771
Accounts receivable - contracts, net	6,920,768	8,982,638
Prepaid expenses	1,033,837	1,078,529
Prepaid corporate income taxes	47,092	74,207
Deferred income tax assets	60,269	68,567
Other current assets	554,610	346,785
Total current assets	8,668,833	10,558,497
Property and equipment, net	183,612	407,320
Goodwill	3,991,605	3,969,249
Intangible assets, net	1,244,591	1,591,864
Deferred income tax assets, net of current portion	211,326	--
Other non-current assets	172,029	193,218
Total Assets	$14,471,996	$16,720,148
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Bank overdraft	$--	$1,687,491
Note payable - line of credit	5,949,983	5,268,698
Note payable - promissory note	2,000,000	2,000,000
Capital leases payable, current portion	1,578	30,436
Accounts payable and accrued expenses	3,498,690	4,020,669
Accrued salaries and related liabilities	1,474,133	1,550,962
Other current liabilities	227,200	177,844
Total current liabilities	13,151,584	14,736,100
Long-term liabilities
Capital leases payable, net of current portion	--	1,889
Deferred income taxes, net of current portion	--	220,802
Other non-current liabilities	183,870	289,593
Total liabilities	13,335,454	15,248,384
Commitments and contingencies
Stockholders’ equity
Convertible preferred stock - $.01 par value, 10,000,000 shares authorized, 1,800 shares issued and outstanding as of December 31, 2008. Each share of convertible preferred stock will have a liquidation preference of $0.01 per share plus all accrued but unpaid dividends	18	18
Common stock - $.01 par value, 50,000,000 shares authorized, 19,148,153 shares issued and outstanding as of December 31, 2008 and 2007, respectively	191,482	191,482
Additional paid-in capital	3,215,400	2,773,547
Accumulated deficit	(2,270,358)	(1,493,283)
Total stockholders’ equity	1,136,542	1,471,764
Total liabilities and stockholders’ equity	$14,471,996	$16,720,148

PARADIGM HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31,	2008	2007

Contract Revenue
Service contracts	$27,686,076	$26,779,136
Repair and maintenance contracts	11,454,523	19,898,516
Total contract revenue	39,140,599	46,677,652
Cost of revenue
Service contracts	21,144,744	23,034,607
Repair and maintenance contracts	9,950,612	16,490,678
Total cost of revenue	31,095,356	39,525,285
Gross margin	8,045,243	7,152,367
Selling, general and administrative	8,125,585	6,940,483
(Loss) income from operations	(80,342)	211,884
Other (expense) income
Interest income	2,793	1,975
Interest expense	(1,044,892)	(1,186,027)
Other income	3,227	2,085
Total other expense	(1,038,872)	(1,181,967)
Loss from continuing operations before income taxes	(1,119,214)	(970,083)
Benefit for income taxes	(342,139)	(244,748)
Loss from continuing operations	(777,075)	(725,335)
Loss from operations of discontinued component, net of income tax benefits	--	(186,804)
Gain on sale of discontinued operations, net of income taxes	--	78,216
Loss from discontinued operations, net of income taxes	--	(108,588)
Net loss	(777,075)	(833,923)
Dividends on preferred stock	180,000	75,000
Net loss attributable to common shareholders	$(957,075)	$(908,923)

Weighted average number of common shares:
Basic	19,148,153	19,315,751
Diluted	19,148,153	19,315,751

Basic and diluted net loss per common share:
Loss from continuing operations	$(0.05)	$(0.04)
Loss from discontinued operations	$--	$(0.01)
Net loss	$(0.05)	$(0.05)

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